i

Equity Residential

Third Quarter 2020

Earnings Release & Supplemental Information

FEATURED COMMUNITY:

Notch – Newcastle, WA

Acquired August 2020

Investor Relations
Marty McKenna
(312) 474-1300
investorrelations@eqr.com

Third Quarter 2020 Results

Corporate Headquarters:
Two North Riverside Plaza
Chicago, IL 60606
(312) 474-1300

Information included in this supplemental package is unaudited.

NEWS RELEASE - FOR IMMEDIATE RELEASE

October 27, 2020

Equity Residential Reports Third Quarter 2020 Results

Chicago, IL – October 27, 2020 - Equity Residential (NYSE: EQR) today reported results for the quarter and nine months ended September 30, 2020.

Third Quarter 2020 Results

All per share results are reported as available to common shares/units on a diluted basis.

	Quarter Ended September 30,
	2020	2019	$ Change	% Change
Earnings Per Share (EPS)	$0.24	$0.71	$(0.47)	(66.2%)
Funds from Operations (FFO) per share	$0.76	$0.92	$(0.16)	(17.4%)
Normalized FFO per share	$0.77	$0.91	$(0.14)	(15.4%)

	Nine Months Ended September 30,
	2020	2019	$ Change	% Change
Earnings Per Share (EPS)	$1.77	$1.82	$(0.05)	(2.7%)
Funds from Operations (FFO) per share	$2.48	$2.53	$(0.05)	(2.0%)
Normalized FFO per share	$2.49	$2.58	$(0.09)	(3.5%)

"Operating results in the quarter were challenging and widely varying.  Our suburban portfolio continues to fare relatively well with occupancy similar to last year, rates down only modestly and recovery under way in some markets.  However, the approximately 23% of our portfolio located in the urban cores of New York, San Francisco and Boston continues to struggle with pandemic-related reductions in economic activity, which have led to declines in occupancy, lower resident renewal levels and a related drop in rental rates.  While we have seen recent improvements in renewals and application volume, pricing pressures continue and headwinds remain," said Mark J. Parrell, Equity Residential's President and CEO.

"We anticipate that our financial results will weaken over subsequent quarters as the full effect of the pandemic is felt on our business.  Looking longer term, we expect that positive developments relating to the pandemic will eventually re-energize the urban centers which have persevered and thrived through many decades and in similarly challenging circumstances.  We continue to see the urban locations in our markets as centers of our country’s knowledge industries and expect them to again attract disproportionate numbers of affluent renters once the pandemic ends. Many thanks to my colleagues at our properties and offices across the country for their hard work and dedication in these difficult times."

Highlights

●	The Company collected approximately 97% of its expected Residential revenues in the third quarter of 2020; and
●	The Company’s balance sheet and liquidity position remains exceptionally strong, having reduced its total debt by over $600 million during 2020 using proceeds from property dispositions.

Results Per Share

The change in EPS for the quarter ended September 30, 2020 compared to the same period of 2019 is due primarily to lower property sale gains in the third quarter of 2020, the various adjustment items listed on page 25 of this release and the items described below.  The change in EPS for the nine months ended September 30, 2020 compared to the same period of 2019 is due primarily to the various adjustment items listed on page 25 of this release and the items described below.

The per share changes in FFO for both the quarter and nine months ended September 30, 2020 compared to the same periods of 2019, are due primarily to the various adjustment items listed on page 25 of this release and the items described below.

The per share changes in Normalized FFO are due primarily to:

	Positive/(Negative) Impact
	Third Quarter 2020 vs. Third Quarter 2019	September YTD 2020 vs. September YTD 2019
Residential same store Net Operating Income (NOI)	$(0.09)	$(0.07)
Non-Residential same store NOI (1)	(0.05)	(0.07)
Lease-Up NOI	–	0.01
2020 and 2019 transaction activity impact on NOI, net	(0.03)	(0.03)
Interest expense	0.03	0.08
Other items	–	(0.01)
Net	$(0.14)	$(0.09)

(1)

Non-Residential same store NOI was negatively impacted by a $(0.03) per share non-cash write-off of Non-Residential straight-line lease receivables during the third quarter of 2020 and nine months ended September 30, 2020.

The Company has a glossary of defined terms and related reconciliations of Non-GAAP financial measures on pages 26 through 32 of this release. Reconciliations and definitions of FFO and Normalized FFO are provided on pages 6, 28 and 29 of this release.

Same Store Results

The Company has provided a breakout of Residential and Non-Residential same store results on pages 10 and 11 of this release with definitions that can be found on page 30 of this release.  Non-Residential operations account for approximately 2.4% of total revenues for the nine months ended September 30, 2020.  The table below reflects same store Residential only results for the third quarter 2020 to third quarter 2019 comparison, which includes 75,596 apartment units, as well as for the nine months ended September 30, 2020 to nine months ended September 30, 2019 comparison, which includes 74,264 apartment units. The Company’s Physical Occupancy was 94.8% compared to 96.5% for the third quarter of 2020 and 2019, respectively, and 95.4% compared to 96.4% for the first nine months of 2020 and 2019, respectively.

	Third Quarter 2020 vs. Third Quarter 2019	September YTD 2020 vs. September YTD 2019
Revenues	(5.0%)	(1.0%)
Expenses	3.0%	1.7%
NOI	(8.4%)	(2.2%)

The following table reflects the detail of the change in Same Store Residential Revenues, which is presented on a GAAP basis showing Leasing Concessions on a straight-line basis.  See pages 30 and 31 for detail and reconciliations of Same Store Residential Revenues on a GAAP basis to Same Store Residential Revenues with Leasing Concessions on a cash basis.

	Third Quarter 2020 vs. Third Quarter 2019	September YTD 2020 vs. September YTD 2019
	% Change	% Change
Same Store Residential Revenues- comparable period
Lease rates	(1.4%)	1.0%
Leasing Concessions (1)	(0.6%)	(0.2%)
Vacancy loss	(1.7%)	(1.2%)
Bad Debt, Net (2)	(2.0%)	(1.0%)
Other (3)	0.7%	0.4%
Same Store Residential Revenues- current period	(5.0%)	(1.0%)

(1)	Reflects upfront discounts on both new move-in and renewal leases on a straight-line basis.
(2)	Reduction in rental income due to bad debt write-offs and reserves, net of amounts collected on previously written-off or reserved accounts.
(3)	Includes ancillary income, utility recoveries, miscellaneous income and other items.

Residential Same Store Operating Statistics

The following table includes select statistics for Residential Same Store Properties presented on a suburban and urban basis.  Statistics for October 2020 are preliminary and Blended Rate is inclusive of Leasing Concessions.

	% of Same Store Residential Revenues	Physical Occupancy on:			Renewal %			Blended Rate			Change in Applications
	Sep YTD 2020	Jun 30, 2020	Sep 30, 2020	Oct 22, 2020	Oct 2019	Sep 2020	Oct 2020 (4)	Q3 2020	Sep 2020	Oct 2020 (4)	Q3 2020 vs. Q3 2019	Oct 2020 (4) vs. Oct 2019
Suburban (1)	44%	96.4%	95.9%	95.8%	59%	54%	57%	(4.8%)	(5.8%)	(6.0%)	10%	32%
Urban (1)(2)	33%	94.7%	94.4%	94.4%	50%	46%	50%	(6.5%)	(8.4%)	(10.7%)	21%	47%
Urban Core (1)(3)	23%	92.5%	89.2%	88.9%	58%	43%	46%	(14.7%)	(17.9%)	(21.4%)	48%	108%
Total	100%	95.1%	94.2%	94.1%	56%	50%	53%	(7.9%)	(9.5%)	(10.6%)	20%	46%

(1)	The Company defines Urban submarkets as those with 3,500 or more households per square mile with the remainder defined as Suburban.
(2)	Includes all other Urban properties excluding Urban Core.
(3)	Includes Urban properties in Manhattan/Brooklyn, Downtown Boston/Cambridge and Downtown San Francisco.
(4)	October 2020 results are preliminary.

Investment Activity

The Company acquired a 158-unit apartment property in suburban Seattle during the third quarter of 2020 for a purchase price of approximately $48.9 million at an Acquisition Capitalization Rate of 4.7%. The Company did not sell any assets during the third quarter of 2020.  During the first nine months of 2020, the Company acquired the property described above and sold five properties, consisting of 1,552 apartment units, for an aggregate sales price of approximately $754.4 million at a weighted average Disposition Yield of 4.7%, generating an Unlevered IRR of 10.8%.

Fourth Quarter 2020 Earnings and Conference Call

Equity Residential expects to announce its fourth quarter and full year 2020 results on Tuesday, February 2, 2021 and host a conference call to discuss those results at 10:00 a.m. CT on Wednesday, February 3, 2021.

About Equity Residential

Equity Residential is committed to creating communities where people thrive.  The Company, a member of the S&P 500, is focused on the acquisition, development and management of residential properties located in and around dynamic cities that attract high quality long-term renters.  Equity Residential owns or has investments in 305 properties consisting of 78,568 apartment units, located in Boston, New York, Washington, D.C., Seattle, San Francisco, Southern California and Denver.  For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws.  These statements are based on current expectations, estimates, projections and assumptions made by management.  While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and local government regulation.  In addition, these forward-looking statements are subject to risks related to the COVID-19 pandemic, many of which are unknown, including the duration and severity of the pandemic, the extent of the adverse health impact on the general population and on our residents, customers and employees in particular, its impact on the employment rate and the economy and the corresponding impact on our residents’ and tenants’ ability to pay their rent on time or at all, the extent and impact of governmental responses and the impact of operational changes we have implemented and may implement in response to the pandemic. Other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control.  Forward-looking statements are not guarantees of future performance, results or events.  Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the Company’s conference call discussing these results will take place tomorrow, Wednesday, October 28, 2020 at 10:00 a.m. CT.  Please visit the Investor section of the Company’s web site at www.equityapartments.com for the link.  A replay of the web cast will be available for two weeks at this site.

Equity Residential

Consolidated Statements of Operations

(Amounts in thousands except per share data)

(Unaudited)

	Nine Months Ended September 30,		Quarter Ended September 30,
	2020	2019	2020	2019
REVENUES
Rental income	$1,958,270	$2,016,796	$622,433	$685,120

EXPENSES
Property and maintenance	333,333	338,497	113,065	114,966
Real estate taxes and insurance	288,043	270,434	95,273	87,546
Property management	71,513	72,705	20,196	21,940
General and administrative	37,212	41,127	10,859	11,417
Depreciation	619,003	616,201	200,605	211,478
Total expenses	1,349,104	1,338,964	439,998	447,347

Net gain (loss) on sales of real estate properties	352,218	269,400	(25)	130,565

Operating income	961,384	947,232	182,410	368,338

Interest and other income	4,006	2,581	535	656
Other expenses	(8,324)	(11,205)	(4,097)	(2,813)
Interest:
Expense incurred, net	(248,349)	(289,776)	(80,874)	(85,936)
Amortization of deferred financing costs	(6,253)	(8,664)	(2,101)	(2,881)
Income before income and other taxes, income (loss) from investments in unconsolidated entities and net gain (loss) on sales of land parcels	702,464	640,168	95,873	277,364
Income and other tax (expense) benefit	(502)	(749)	(262)	(265)
Income (loss) from investments in unconsolidated entities	(2,445)	66,906	(246)	(1,152)
Net gain (loss) on sales of land parcels	—	2,077	—	1,899
Net income	699,517	708,402	95,365	277,846
Net (income) loss attributable to Noncontrolling Interests:
Operating Partnership	(24,624)	(25,339)	(3,376)	(9,910)
Partially Owned Properties	(14,113)	(2,450)	(703)	(830)
Net income attributable to controlling interests	660,780	680,613	91,286	267,106
Preferred distributions	(2,318)	(2,318)	(773)	(773)
Net income available to Common Shares	$658,462	$678,295	$90,513	$266,333

Earnings per share – basic:
Net income available to Common Shares	$1.77	$1.83	$0.24	$0.72
Weighted average Common Shares outstanding	371,749	370,227	371,869	370,768

Earnings per share – diluted:
Net income available to Common Shares	$1.77	$1.82	$0.24	$0.71
Weighted average Common Shares outstanding	385,973	386,177	385,652	386,896

Distributions declared per Common Share outstanding	$1.8075	$1.7025	$0.6025	$0.5675

Equity Residential

Consolidated Statements of Funds From Operations and Normalized Funds From Operations

(Amounts in thousands except per share data)

(Unaudited)

	Nine Months Ended September 30,		Quarter Ended September 30,
	2020	2019	2020	2019
Net income	$699,517	$708,402	$95,365	$277,846
Net (income) loss attributable to Noncontrolling Interests – Partially Owned Properties	(14,113)	(2,450)	(703)	(830)
Preferred distributions	(2,318)	(2,318)	(773)	(773)
Net income available to Common Shares and Units	683,086	703,634	93,889	276,243

Adjustments:
Depreciation	619,003	616,201	200,605	211,478
Depreciation – Non-real estate additions	(3,433)	(4,235)	(1,126)	(1,932)
Depreciation – Partially Owned Properties	(2,514)	(2,700)	(828)	(898)
Depreciation – Unconsolidated Properties	1,838	2,385	614	613
Net (gain) loss on sales of unconsolidated entities - operating assets	(1,000)	(69,522)	(1,000)	—
Net (gain) loss on sales of real estate properties	(352,218)	(269,400)	25	(130,565)
Noncontrolling Interests share of gain (loss) on sales of real estate properties	11,655	—	—	—
FFO available to Common Shares and Units	956,417	976,363	292,179	354,939

Adjustments (see note for additional detail):
Impairment – non-operating assets	—	—	—	—
Write-off of pursuit costs	4,864	4,098	1,586	1,111
Debt extinguishment and preferred share redemption (gains) losses	37	11,807	5	(4,840)
Non-operating asset (gains) losses	1,022	(1,200)	352	(1,452)
Other miscellaneous items	(514)	6,539	1,796	2,121
Normalized FFO available to Common Shares and Units	$961,826	$997,607	$295,918	$351,879

FFO	$958,735	$978,681	$292,952	$355,712
Preferred distributions	(2,318)	(2,318)	(773)	(773)
FFO available to Common Shares and Units	$956,417	$976,363	$292,179	$354,939
FFO per share and Unit – basic	$2.49	$2.55	$0.76	$0.93
FFO per share and Unit – diluted	$2.48	$2.53	$0.76	$0.92

Normalized FFO	$964,144	$999,925	$296,691	$352,652
Preferred distributions	(2,318)	(2,318)	(773)	(773)
Normalized FFO available to Common Shares and Units	$961,826	$997,607	$295,918	$351,879
Normalized FFO per share and Unit – basic	$2.50	$2.60	$0.77	$0.92
Normalized FFO per share and Unit – diluted	$2.49	$2.58	$0.77	$0.91

Weighted average Common Shares and Units outstanding – basic	384,759	383,142	384,871	383,709
Weighted average Common Shares and Units outstanding – diluted	385,973	386,177	385,652	386,896

Note: See Adjustments from FFO to Normalized FFO for additional detail regarding the adjustments from FFO to Normalized FFO. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

Equity Residential

Consolidated Balance Sheets

(Amounts in thousands except for share amounts)

(Unaudited)

	September 30,	December 31,
	2020	2019
ASSETS
Land	$5,794,771	$5,936,188
Depreciable property	21,076,222	21,319,101
Projects under development	337,696	181,630
Land held for development	103,900	96,688
Investment in real estate	27,312,589	27,533,607
Accumulated depreciation	(7,738,318)	(7,276,786)
Investment in real estate, net	19,574,271	20,256,821
Investments in unconsolidated entities	54,828	52,238
Cash and cash equivalents	178,333	45,753
Restricted deposits	56,881	71,246
Right-of-use assets	502,184	512,774
Other assets	257,481	233,937
Total assets	$20,623,978	$21,172,769

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$2,313,833	$1,941,610
Notes, net	6,082,897	6,077,513
Line of credit and commercial paper	—	1,017,833
Accounts payable and accrued expenses	158,611	94,350
Accrued interest payable	65,669	66,852
Lease liabilities	329,684	331,334
Other liabilities	331,522	346,963
Security deposits	61,453	70,062
Distributions payable	232,237	218,326
Total liabilities	9,575,906	10,164,843

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	293,706	463,400
Equity:
Shareholders’ equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 745,600 shares issued and outstanding as of September 30, 2020 and December 31, 2019	37,280	37,280
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 372,239,249 shares issued and outstanding as of September 30, 2020 and 371,670,884 shares issued and outstanding as of December 31, 2019	3,722	3,717
Paid in capital	9,166,018	8,965,577
Retained earnings	1,371,938	1,386,495
Accumulated other comprehensive income (loss)	(61,478)	(77,563)
Total shareholders’ equity	10,517,480	10,315,506
Noncontrolling Interests:
Operating Partnership	232,516	227,837
Partially Owned Properties	4,370	1,183
Total Noncontrolling Interests	236,886	229,020
Total equity	10,754,366	10,544,526
Total liabilities and equity	$20,623,978	$21,172,769

Equity Residential Portfolio Summary As of September 30, 2020

			% of Stabilized	Average
		Apartment	Budgeted	Rental
Markets/Metro Areas	Properties	Units	NOI	Rate

Los Angeles	72	16,603	19.0%	$2,488
Orange County	13	4,028	4.4%	2,243
San Diego	12	3,385	3.8%	2,405
Subtotal – Southern California	97	24,016	27.2%	2,435

San Francisco	48	12,707	19.8%	3,202
Washington DC	47	14,731	15.8%	2,449
New York	37	9,606	14.6%	3,805
Seattle	46	9,454	11.0%	2,422
Boston	25	6,430	10.1%	3,079
Denver	5	1,624	1.5%	2,041

Total	305	78,568	100.0%	$2,765

	Properties	Apartment Units

Wholly Owned Properties	288	75,007
Master-Leased Properties – Consolidated	1	162
Partially Owned Properties – Consolidated	16	3,399

	305	78,568

Note:  Projects under development are not included in the Portfolio Summary until construction has been completed.

3rd Quarter 2020 Earnings Release	8

Equity Residential

Portfolio Rollforward Q3 2020

($ in thousands)

		Properties	Apartment Units	Purchase Price	Acquisition Cap Rate

	6/30/2020	304	78,410

Acquisitions:
Consolidated Rental Properties – Not Stabilized (A)		1	158	$48,860	4.7%

	9/30/2020	305	78,568

Portfolio Rollforward 2020

($ in thousands)

		Properties	Apartment Units	Purchase Price	Acquisition Cap Rate

	12/31/2019	309	79,962

Acquisitions:
Consolidated Rental Properties – Not Stabilized (A)		1	158	$48,860	4.7%

				Sales Price	Disposition Yield

Dispositions:
Consolidated Rental Properties		(5)	(1,552)	$(754,361)	(4.7%)

	9/30/2020	305	78,568

(A)

The Company acquired one property in the Seattle market in the third quarter of 2020 that is in lease-up and is expected to stabilize in its second year of ownership at an Acquisition Cap Rate of 4.7%.

3rd Quarter 2020 Earnings Release	9

Equity Residential

Third Quarter 2020 vs. Third Quarter 2019

Same Store Results/Statistics Including 75,596 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

Third Quarter 2020									Third Quarter 2019
	Residential		% Change	Non- Residential		% Change	Total	% Change		Residential	Non- Residential	Total

Revenues	$597,210	(1)	(5.0%)	$5,887	(2)	(75.5%)	$603,097	(7.5%)	Revenues	$628,345	$23,985	$652,330
Expenses	$197,440		3.0%	$5,718		10.3%	$203,158	3.2%	Expenses	$191,677	$5,186	$196,863
NOI	$399,770		(8.4%)	$169		(99.1%)	$399,939	(12.2%)	NOI	$436,668	$18,799	$455,467

Average Rental Rate	$2,781		(3.2%)						Average Rental Rate	$2,874
Physical Occupancy	94.8%		(1.7%)						Physical Occupancy	96.5%
Turnover	17.7%		1.6%						Turnover	16.1%

Third Quarter 2020 vs. Second Quarter 2020

Same Store Results/Statistics Including 78,030 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

Third Quarter 2020									Second Quarter 2020
	Residential		% Change	Non- Residential		% Change	Total	% Change		Residential	Non- Residential	Total

Revenues	$613,726	(1)	(2.7%)	$6,126	(2)	(58.5%)	$619,852	(4.0%)	Revenues	$630,951	$14,766	$645,717
Expenses	$202,964		5.9%	$5,787		9.7%	$208,751	6.0%	Expenses	$191,728	$5,273	$197,001
NOI	$410,762		(6.5%)	$339		(96.4%)	$411,101	(8.4%)	NOI	$439,223	$9,493	$448,716

Average Rental Rate	$2,769		(2.6%)						Average Rental Rate	$2,844
Physical Occupancy	94.8%		0.0%						Physical Occupancy	94.8%
Turnover	17.9%		6.1%						Turnover	11.8%

(1)

With Leasing Concessions reflected on a cash basis, Same Store Residential Revenues decreased 6.2% in the third quarter of 2020 compared to the third quarter of 2019 and 3.8% in the third quarter of 2020 compared to the second quarter of 2020.  See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail and reconciliations.

(2)

Non-Residential operations for the third quarter of 2020 include a $10.6 million non-cash write-off of Non-Residential straight-line lease receivables.  The decline in Non-Residential revenues is primarily driven by the deferral/abatement of rent, higher bad debt (inclusive of the Non-Residential straight-line write-off), and to a lesser extent, lower public parking income.

3rd Quarter 2020 Earnings Release	10

Equity Residential

September YTD 2020 vs. September YTD 2019

Same Store Results/Statistics Including 74,264 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

September YTD 2020									September YTD 2019
	Residential		% Change	Non- Residential		% Change	Total	% Change		Residential	Non- Residential	Total

Revenues	$1,811,101	(1)	(1.0%)	$43,282	(2)	(39.0%)	$1,854,383	(2.4%)	Revenues	$1,829,896	$70,924	$1,900,820
Expenses	$569,970		1.7%	$16,737		5.6%	$586,707	1.8%	Expenses	$560,225	$15,845	$576,070
NOI	$1,241,131		(2.2%)	$26,545		(51.8%)	$1,267,676	(4.3%)	NOI	$1,269,671	$55,079	$1,324,750

Average Rental Rate	$2,843		0.1%						Average Rental Rate	$2,841
Physical Occupancy	95.4%		(1.0%)						Physical Occupancy	96.4%
Turnover	39.1%		(0.3%)						Turnover	39.4%

(1)

With Leasing Concessions reflected on a cash basis, Same Store Residential Revenues decreased 1.6% in the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019.  See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail and reconciliations.

(2)

Non-Residential operations for the nine months ended September 30, 2020 include a $12.9 million non-cash write-off of Non-Residential straight-line lease receivables.  The decline in Non-Residential revenues is primarily driven by the deferral/abatement of rent, higher bad debt (inclusive of the Non-Residential straight-line write-off), and to a lesser extent, lower public parking income.

Same Store Resident/Tenant Accounts Receivable Balances

Including 74,264 Same Store Apartment Units

$ in thousands

	Residential			Non-Residential
Balance Sheet (Other assets):	September 30, 2020		June 30, 2020	September 30, 2020	June 30, 2020
Resident/tenant accounts receivable balances	$23,797		$18,175	$7,635	$4,815
Allowance for doubtful accounts	(15,201)		(6,518)	(6,444)	(2,416)
Net receivable balances	$8,596	(1)	$11,657	$1,191	$2,399

Straight-line receivable balances	$10,536		$2,990	$13,727	$24,161

(1)	The Company held Residential security deposits approximating 27.5% of the net receivable balance at September 30, 2020.

Same Store Residential Bad Debt

Including 74,264 Same Store Apartment Units

$ in thousands

		September	September
Income Statement (Rental income):	Q3 2020	YTD 2020	YTD 2019
Bad Debt, Net	$15,064	$27,301	$8,261
% of Same Store Residential Revenues	2.6%	1.5%	0.5%

3rd Quarter 2020 Earnings Release	11

Equity Residential Third Quarter 2020 vs. Third Quarter 2019 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year's Quarter
Markets/Metro Areas	Apartment Units	Q3 2020 % of Actual NOI	Q3 2020 Average Rental Rate	Q3 2020 Weighted Average Physical Occupancy %	Q3 2020 Turnover	Revenues		Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	15,968	19.5%	$2,497	96.0%	15.0%	(5.6%)		1.5%	(8.6%)	(5.0%)	(0.6%)	(1.7%)
Orange County	4,028	4.9%	2,243	96.8%	15.9%	(1.5%)		2.9%	(2.8%)	(1.7%)	0.2%	(1.4%)
San Diego	3,385	4.4%	2,405	96.8%	17.4%	(1.4%)		(1.9%)	(1.2%)	(1.5%)	0.2%	(1.1%)
Subtotal – Southern California	23,381	28.8%	2,440	96.2%	15.5%	(4.4%)		1.2%	(6.6%)	(4.0%)	(0.4%)	(1.6%)

San Francisco	12,570	20.7%	3,193	94.4%	18.5%	(5.8%)		3.0%	(8.7%)	(4.4%)	(1.5%)	2.4%
Washington DC	14,077	16.7%	2,445	95.6%	17.5%	(1.2%)		2.7%	(3.0%)	(0.2%)	(1.0%)	0.9%
New York	9,606	13.0%	3,805	91.3%	20.3%	(9.2%)		2.6%	(17.9%)	(3.7%)	(5.6%)	7.0%
Seattle	8,616	10.3%	2,431	94.7%	17.2%	(2.6%)		9.1%	(7.1%)	(0.7%)	(1.8%)	2.1%
Boston	6,346	9.4%	3,079	93.6%	20.6%	(5.8%)		3.2%	(9.4%)	(3.0%)	(2.8%)	4.2%
Denver	1,000	1.1%	2,146	94.5%	24.4%	(3.8%)		9.8%	(9.0%)	(2.7%)	(1.2%)	3.4%

Total	75,596	100.0%	$2,781	94.8%	17.7%	(5.0%)	(1)	3.0%	(8.4%)	(3.2%)	(1.7%)	1.6%

(1)

With Leasing Concessions reflected on a cash basis, Same Store Residential Revenues decreased 6.2% in the third quarter of 2020 compared to the third quarter of 2019.  See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail and reconciliations.

Note: The above table reflects Residential same store results only, which account for approximately 97.6% of total revenues.

3rd Quarter 2020 Earnings Release	12

Equity Residential Third Quarter 2020 vs. Second Quarter 2020 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Quarter
Markets/Metro Areas	Apartment Units	Q3 2020 % of Actual NOI	Q3 2020 Average Rental Rate	Q3 2020 Weighted Average Physical Occupancy %	Q3 2020 Turnover	Revenues		Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	16,603	19.6%	$2,488	95.9%	15.4%	(2.5%)		5.3%	(5.9%)	(3.9%)	1.3%	3.3%
Orange County	4,028	4.8%	2,243	96.8%	15.9%	(0.3%)		9.8%	(3.3%)	(0.9%)	0.5%	6.1%
San Diego	3,385	4.2%	2,405	96.8%	17.4%	(0.1%)		4.2%	(1.6%)	(0.9%)	0.8%	5.6%
Subtotal – Southern California	24,016	28.6%	2,435	96.2%	15.8%	(1.9%)		5.7%	(4.8%)	(3.0%)	1.1%	4.2%

San Francisco	12,707	20.4%	3,202	94.4%	18.6%	(4.0%)		4.2%	(6.8%)	(3.6%)	(0.4%)	6.9%
Washington DC	14,569	16.8%	2,449	95.6%	17.6%	(0.1%)		10.2%	(4.4%)	(0.4%)	0.2%	6.3%
New York	9,606	12.7%	3,805	91.3%	20.3%	(5.6%)		3.5%	(12.8%)	(2.7%)	(2.8%)	8.8%
Seattle	9,078	10.6%	2,438	94.6%	17.5%	(2.3%)		4.3%	(5.0%)	(1.5%)	(0.8%)	5.9%
Boston	6,430	9.3%	3,079	93.5%	20.7%	(3.0%)		9.3%	(7.6%)	(3.0%)	0.0%	7.1%
Denver	1,624	1.6%	2,041	95.1%	22.7%	0.8%		10.1%	(2.9%)	(0.3%)	1.0%	5.6%

Total	78,030	100.0%	$2,769	94.8%	17.9%	(2.7%)	(1)	5.9%	(6.5%)	(2.6%)	0.0%	6.1%

(1)

With Leasing Concessions reflected on a cash basis, Same Store Residential Revenues decreased 3.8% in the third quarter of 2020 compared to the second quarter of 2020.  See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail and reconciliations.

Note: The above table reflects Residential same store results only, which account for approximately 97.6% of total revenues.

3rd Quarter 2020 Earnings Release	13

Equity Residential September YTD 2020 vs. September YTD 2019 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year
Markets/Metro Areas	Apartment Units	Sept. YTD 20 % of Actual NOI	Sept. YTD 20 Average Rental Rate	Sept. YTD 20 Weighted Average Physical Occupancy %	Sept. YTD 20 Turnover	Revenues		Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	15,968	19.8%	$2,575	95.5%	38.2%	(1.8%)		0.3%	(2.8%)	(1.0%)	(0.8%)	(4.3%)
Orange County	4,028	4.9%	2,262	96.6%	34.7%	1.0%		1.1%	0.9%	0.7%	0.2%	(6.7%)
San Diego	3,385	4.2%	2,425	96.5%	41.2%	0.8%		0.7%	0.9%	0.8%	0.0%	(3.6%)
Subtotal – Southern California	23,381	28.9%	2,499	95.9%	38.0%	(1.0%)		0.5%	(1.6%)	(0.5%)	(0.5%)	(4.6%)

San Francisco	12,183	20.6%	3,292	95.4%	39.7%	(1.3%)		2.8%	(2.6%)	(0.3%)	(0.9%)	0.7%
Washington DC	13,711	16.2%	2,461	95.8%	37.4%	0.4%		0.9%	0.2%	1.4%	(0.8%)	0.1%
New York	9,475	13.6%	3,891	94.0%	39.1%	(3.3%)		2.5%	(7.7%)	(0.5%)	(2.8%)	7.6%
Seattle	8,442	10.2%	2,456	95.8%	40.0%	1.6%		4.7%	0.3%	2.3%	(0.7%)	(3.2%)
Boston	6,346	9.7%	3,145	94.3%	43.3%	(1.3%)		(0.2%)	(1.7%)	0.7%	(1.9%)	5.3%
Denver	726	0.8%	2,123	94.5%	54.5%	(1.8%)		3.7%	(3.7%)	(0.1%)	(1.8%)	3.3%

Total	74,264	100.0%	$2,843	95.4%	39.1%	(1.0%)	(1)	1.7%	(2.2%)	0.1%	(1.0%)	(0.3%)

(1)

With Leasing Concessions reflected on a cash basis, Same Store Residential Revenues decreased 1.6% in the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019.  See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail and reconciliations.

Note: The above table reflects Residential same store results only, which account for approximately 97.6% of total revenues.

3rd Quarter 2020 Earnings Release	14

Equity Residential Same Store Residential Net Effective Lease Pricing Statistics For 74,264 Same Store Apartment Units

	New Lease Change (1)		Renewal Rate Achieved (2)		Blended Rate (3)
Markets/Metro Areas	Q3 2020	Q3 2019	Q3 2020	Q3 2019	Q3 2020	Q3 2019

Los Angeles	(8.3%)	(0.1%)	(0.1%)	5.3%	(4.7%)	2.4%
Orange County	(4.6%)	(0.2%)	1.2%	5.6%	(1.5%)	2.6%
San Diego	(3.9%)	(0.8%)	1.6%	5.8%	(1.3%)	2.0%
Subtotal – Southern California	(7.1%)	(0.2%)	0.4%	5.4%	(3.6%)	2.4%

San Francisco	(19.0%)	0.0%	(5.3%)	5.4%	(12.7%)	2.7%
Washington DC	(8.3%)	2.6%	0.0%	4.7%	(4.3%)	3.7%
New York	(20.1%)	2.0%	(1.9%)	3.9%	(11.5%)	3.1%
Seattle	(13.6%)	3.6%	(1.7%)	7.3%	(7.8%)	5.5%
Boston	(15.2%)	3.8%	(1.9%)	5.7%	(9.1%)	4.8%
Denver	(10.2%)	(2.1%)	1.0%	5.6%	(6.2%)	0.6%

Total	(13.5%)	1.3%	(1.6%)	5.2%	(7.9%)	3.3%

(1)

New Lease Change – The net effective change in rent (inclusive of Leasing Concessions) for a lease with a new or transferring resident compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

(2)

Renewal Rate Achieved – The net effective change in rent (inclusive of Leasing Concessions) for a new lease on an apartment unit where the lease has been renewed as compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

(3)	Blended Rate – The weighted average of New Lease Change and Renewal Rate Achieved.

3rd Quarter 2020 Earnings Release	15

Equity Residential

Third Quarter 2020 vs. Third Quarter 2019

Total Same Store Operating Expenses Including 75,596 Same Store Apartment Units

$ in thousands

	Q3 2020	Q3 2019	$ Change (1)	% Change	% of Q3 2020 Operating Expenses

Real estate taxes	$87,334	$83,337	$3,997	4.8%	43.0%
On-site payroll	42,503	42,565	(62)	(0.1%)	20.9%
Utilities	27,282	26,789	493	1.8%	13.4%
Repairs and maintenance	26,602	25,457	1,145	4.5%	13.1%
Insurance	6,246	5,268	978	18.6%	3.1%
Leasing and advertising	3,024	2,792	232	8.3%	1.5%
Other on-site operating expenses	10,167	10,655	(488)	(4.6%)	5.0%

Total Same Store Operating Expenses (2) (includes Residential and Non-Residential)	$203,158	$196,863	$6,295	3.2%	100.0%

September YTD 2020 vs. September YTD 2019

Total Same Store Operating Expenses Including 74,264 Same Store Apartment Units

$ in thousands

	September YTD 2020	September YTD 2019	$ Change (1)	% Change	% of September YTD 2020 Operating Expenses

Real estate taxes	$256,320	$246,112	$10,208	4.1%	43.7%
On-site payroll	123,061	123,653	(592)	(0.5%)	21.0%
Utilities	77,545	76,183	1,362	1.8%	13.2%
Repairs and maintenance	70,635	73,079	(2,444)	(3.3%)	12.0%
Insurance	18,345	15,547	2,798	18.0%	3.1%
Leasing and advertising	7,366	7,649	(283)	(3.7%)	1.3%
Other on-site operating expenses	33,435	33,847	(412)	(1.2%)	5.7%
		—
Total Same Store Operating Expenses (2) (includes Residential and Non-Residential)	$586,707	$576,070	$10,637	1.8%	100.0%

(1)	The quarter over quarter and YTD over YTD changes are due primarily to:

Real estate taxes – Higher rates and assessed values continue to drive real estate tax growth across most markets.  Lower than anticipated appeals activity also impacted growth, particularly during the third quarter of 2020.

On-site payroll – Year over year decrease driven by the transition to an enhanced operating platform, lower employee benefit-related costs and less overtime, partially offset by one-time frontline worker bonuses.

Repairs and maintenance – Quarter over quarter increase primarily driven by COVID-19-related cleaning expenses and higher turnover expenses. Year over year decrease primarily driven by deferral and cancellation of some projects as a result of COVID-19-related delays.

Insurance – Increase due to higher premiums on property insurance renewal due to challenging conditions in the insurance market.

Leasing and advertising – Quarter over quarter increase primarily driven by the write-off of a Non-Residential deferred leasing cost. Year over year decrease primarily due to suspension of in-person resident social activities sponsored by the Company.

(2)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

3rd Quarter 2020 Earnings Release	16

Equity Residential

Debt Summary as of September 30, 2020

($ in thousands)

	Debt Balances (1)	% of Total	Weighted Average Rates (1)	Weighted Average Maturities (years)

Secured	$2,313,833	27.6%	3.39%	6.9
Unsecured	6,082,897	72.4%	3.91%	10.1

Total	$8,396,730	100.0%	3.78%	9.2
Fixed Rate Debt:
Secured – Conventional	$1,935,286	23.1%	3.84%	5.3
Unsecured – Public	6,082,897	72.4%	4.04%	10.1

Fixed Rate Debt	8,018,183	95.5%	4.00%	8.9

Floating Rate Debt:
Secured – Conventional	17,605	0.2%	3.02%	1.7
Secured – Tax Exempt	360,942	4.3%	1.17%	15.2
Unsecured – Revolving Credit Facility	—	—	1.47%	4.1
Unsecured – Commercial Paper Program (2)	—	—	1.81%	—

Floating Rate Debt	378,547	4.5%	1.50%	14.6

Total	$8,396,730	100.0%	3.78%	9.2

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)	The weighted average amount outstanding for the nine months ended September 30, 2020 was approximately $347.2 million.

Note: The Company capitalized interest of approximately $6.9 million and $4.8 million during the nine months ended September 30, 2020 and 2019, respectively.  The Company capitalized interest of approximately $2.8 million and $2.1 million during the quarters ended September 30, 2020 and 2019, respectively.

3rd Quarter 2020 Earnings Release	17

Equity Residential

Debt Maturity Schedule as of September 30, 2020

($ in thousands)

Year	Fixed Rate	Floating Rate	Total	% of Total	Weighted Average Coupons on Fixed Rate Debt (1)	Weighted Average Coupons on Total Debt (1)

2020	$1,991	$—	$1,991	0.0%	3.40%	3.40%
2021	818,366	—	818,366	9.7%	4.62%	4.62%
2022	264,185	18,026	282,211	3.3%	3.25%	3.19%
2023	1,325,588	3,500	1,329,088	15.7%	3.74%	3.73%
2024	—	6,100	6,100	0.1%	N/A	0.13%
2025	450,000	8,200	458,200	5.4%	3.38%	3.32%
2026	592,025	9,000	601,025	7.1%	3.58%	3.53%
2027	400,000	9,800	409,800	4.8%	3.25%	3.18%
2028	900,000	42,380	942,380	11.1%	3.79%	3.62%
2029	888,120	11,500	899,620	10.6%	3.30%	3.26%
2030+	2,445,850	288,135	2,733,985	32.2%	3.56%	3.21%
Subtotal	8,086,125	396,641	8,482,766	100.0%	3.66%	3.50%
Deferred Financing Costs and Unamortized (Discount)	(67,942)	(18,094)	(86,036)	N/A	N/A	N/A

Total	$8,018,183	$378,547	$8,396,730	100.0%	3.66%	3.50%

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

3rd Quarter 2020 Earnings Release	18

Equity Residential

Selected Unsecured Public Debt Covenants

	September 30,	June 30,
	2020	2020
Debt to Adjusted Total Assets (not to exceed 60%)	31.6%	31.8%

Secured Debt to Adjusted Total Assets (not to exceed 40%)	9.6%	9.7%

Consolidated Income Available for Debt Service to Maximum Annual Service Charges (must be at least 1.5 to 1)	4.99	4.94

Total Unencumbered Assets to Unsecured Debt (must be at least 125%)	437.4%	439.5%

Note: These selected covenants represent the most restrictive financial covenants relating to ERP Operating Limited Partnership's ("ERPOP") outstanding public debt securities.  Equity Residential is the general partner of ERPOP.

Selected Credit Ratios

	September 30,	June 30,
	2020	2020
Total debt to Normalized EBITDAre	5.00x	4.82x

Net debt to Normalized EBITDAre	4.89x	4.71x

Unencumbered NOI as a % of total NOI	86.1%	85.8%

Note: See Normalized EBITDAre Reconciliations for detail.

3rd Quarter 2020 Earnings Release	19

Equity Residential

Capital Structure as of September 30, 2020

(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$2,313,833	27.6%
Unsecured Debt			6,082,897	72.4%

Total Debt			8,396,730	100.0%	29.7%

Common Shares (includes Restricted Shares)	372,239,249	96.4%
Units (includes OP Units and Restricted Units)	13,879,400	3.6%

Total Shares and Units	386,118,649	100.0%
Common Share Price at September 30, 2020	$51.33
			19,819,470	99.8%
Perpetual Preferred Equity (see below)			37,280	0.2%

Total Equity			19,856,750	100.0%	70.3%

Total Market Capitalization			$28,253,480		100.0%

Perpetual Preferred Equity as of September 30, 2020

(Amounts in thousands except for share and per share amounts)

Series	Call Date	Outstanding Shares	Liquidation Value	Annual Dividend Per Share	Annual Dividend Amount
Preferred Shares:
8.29% Series K	12/10/26	745,600	$37,280	$4.145	$3,091

3rd Quarter 2020 Earnings Release	20

Equity Residential Common Share and Unit Weighted Average Amounts Outstanding

	Sept. YTD 2020	Sept. YTD 2019	Q3 2020	Q3 2019

Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	371,749,243	370,226,966	371,869,274	370,767,761
Shares issuable from assumed conversion/vesting of:
- OP Units	13,009,281	12,915,512	13,001,245	12,941,406
- long-term compensation shares/units	1,214,047	3,034,089	781,405	3,186,671

Total Common Shares and Units - diluted	385,972,571	386,176,567	385,651,924	386,895,838

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	371,749,243	370,226,966	371,869,274	370,767,761
OP Units - basic	13,009,281	12,915,512	13,001,245	12,941,406

Total Common Shares and OP Units - basic	384,758,524	383,142,478	384,870,519	383,709,167
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	1,214,047	3,034,089	781,405	3,186,671

Total Common Shares and Units - diluted	385,972,571	386,176,567	385,651,924	386,895,838

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	372,239,249	371,327,332
Units (includes OP Units and Restricted Units)	13,879,400	13,749,690

Total Shares and Units	386,118,649	385,077,022

3rd Quarter 2020 Earnings Release	21

Equity Residential Development and Lease-Up Projects as of September 30, 2020 (Amounts in thousands except for project and apartment unit amounts)

		No. of	Total Budgeted	Total Book	Total Book Value Not			Estimated/Actual
Projects	Location	Apartment Units	Capital Cost	Value to Date	Placed in Service	Total Debt	Percentage Completed	Initial Occupancy	Completion Date	Stabilization Date	Percentage Leased	Percentage Occupied

Projects Under Development - Wholly Owned:
Alcott Apartments (fka West End Tower)	Boston, MA	470	$409,749	$225,141	$225,141	$—	56%	Q2 2021	Q3 2021	Q1 2023	—	—
The Edge (fka 4885 Edgemoor Lane) (A)	Bethesda, MD	154	75,271	38,450	38,450	—	50%	Q3 2021	Q3 2021	Q3 2022	—	—

Projects Under Development - Wholly Owned		624	485,020	263,591	263,591	—

Projects Under Development - Partially Owned:
Aero Apartments (B)	Alameda, CA	200	117,794	74,105	74,105	17,605	59%	Q1 2021	Q2 2021	Q2 2022	—	—

Projects Under Development - Partially Owned		200	117,794	74,105	74,105	17,605

Total Projects Under Development		824	$602,814	$337,696	$337,696	$17,605

Land Held for Development		N/A	N/A	$103,900	$103,900	$—

NOI CONTRIBUTION FROM DEVELOPMENT PROJECTS							Total Budgeted Capital Cost	Q3 2020 NOI
Projects Under Development							$602,814	$—

(A)	The Edge – The land under this project is subject to a long-term ground lease. This project is adjacent to an existing apartment property owned by the Company.

(B)

Aero Apartments – This development project is owned 90% by the Company and 10% by a third party partner in a joint venture consolidated by the Company.  Construction is being partially funded with a construction loan that is non-recourse to the Company.  The joint venture partner has funded $4.7 million for its allocated share of the project equity and serves as the developer of the project.

3rd Quarter 2020 Earnings Release	22

Equity Residential Capital Expenditures to Real Estate For the Nine Months Ended September 30, 2020 (Amounts in thousands except for apartment unit and per apartment unit amounts)

	Same Store Properties	Non-Same Store Properties/Other	Total	Same Store Avg. Per Apartment Unit

Total Apartment Units	74,264	4,304	78,568

Building Improvements	$47,977	$1,977	$49,954	$646

Renovation Expenditures (1)	17,682	6	17,688	238

Replacements	24,148	333	24,481	325

Capital Expenditures to Real Estate (2)	$89,807	$2,316	$92,123	$1,209

(1)	Renovation Expenditures on 782 same store apartment units for the nine months ended September 30, 2020 approximated $22,612 per apartment unit renovated.

(2)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

3rd Quarter 2020 Earnings Release	23

Equity Residential Normalized EBITDAre Reconciliations (Amounts in thousands)

	Trailing Twelve Months		2020			2019
	September 30, 2020	June 30, 2020	Q3	Q2	Q1	Q4	Q3
Net income	$1,000,823	$1,183,304	$95,365	$271,481	$332,671	$301,306	$277,846
Interest expense incurred, net	348,649	353,711	80,874	81,885	85,590	100,300	85,936
Amortization of deferred financing costs	9,259	10,039	2,101	2,111	2,041	3,006	2,881
Amortization of above/below market lease intangibles	4,391	4,391	1,098	1,098	1,097	1,098	1,098
Depreciation	833,885	844,758	200,605	205,976	212,422	214,882	211,478
Income and other tax expense (benefit)	(2,528)	(2,525)	262	187	53	(3,030)	265

EBITDA	2,194,479	2,393,678	380,305	562,738	633,874	617,562	579,504

Net (gain) loss on sales of real estate properties	(530,455)	(661,045)	25	(144,266)	(207,977)	(178,237)	(130,565)
Net (gain) loss on sales of unconsolidated entities - operating assets	(1,000)	—	(1,000)	—	—	—	—

EBITDAre	1,663,024	1,732,633	379,330	418,472	425,897	439,325	448,939

Write-off of pursuit costs (other expenses)	6,295	5,820	1,586	1,651	1,627	1,431	1,111
(Income) loss from investments in unconsolidated entities - operations	4,406	4,312	1,246	1,042	1,157	961	1,152
Net (gain) loss on sales of land parcels	33	(1,866)	—	—	—	33	(1,899)
Insurance/litigation settlement or reserve income (interest and other income)	(2,353)	(2,350)	(3)	(767)	(1,582)	(1)	—
Insurance/litigation/environmental settlement or reserve expense (other expenses)	3,936	3,454	500	(1,956)	163	5,229	18
Advocacy contributions (other expenses)	4,146	2,423	1,728	1,852	501	65	5
Data analytics project (other expenses)	—	1,416	—	—	—	—	1,416
Other	(1,108)	3	(429)	(521)	—	(158)	682

Normalized EBITDAre	$1,678,379	$1,745,845	$383,958	$419,773	$427,763	$446,885	$451,424

Balance Sheet Items:	September 30, 2020	June 30, 2020

Total debt	$8,396,730	$8,421,859
Cash and cash equivalents	(178,333)	(187,416)
Mortgage principal reserves/sinking funds	(13,013)	(11,895)
Net debt	$8,205,384	$8,222,548

Note:

EBITDA, EBITDAre and Normalized EBITDAre do not include any adjustments for the Company’s share of partially owned unconsolidated entities or the minority partner’s share of partially owned consolidated entities due to the immaterial size of the Company’s partially owned portfolio.

3rd Quarter 2020 Earnings Release	24

Equity Residential
Adjustments from FFO to Normalized FFO
(Amounts in thousands)

	Nine Months Ended September 30,			Quarter Ended September 30,
	2020	2019	Variance	2020	2019	Variance

Impairment – non-operating assets	$—	$—	$—	$—	$—	$—

Write-off of pursuit costs (other expenses)	4,864	4,098	766	1,586	1,111	475

Prepayment premiums/penalties (interest expense)	—	3,381	(3,381)	—	3,381	(3,381)
Write-off of unamortized deferred financing costs (interest expense)	37	2,273	(2,236)	5	767	(762)
Write-off of unamortized (premiums)/discounts/OCI (interest expense)	—	6,153	(6,153)	—	(8,988)	8,988
Debt extinguishment and preferred share redemption (gains) losses	37	11,807	(11,770)	5	(4,840)	4,845

Net (gain) loss on sales of land parcels	—	(2,077)	2,077	—	(1,899)	1,899
(Income) loss from investments in unconsolidated entities ─ non-operating assets	1,022	877	145	352	447	(95)
Non-operating asset (gains) losses	1,022	(1,200)	2,222	352	(1,452)	1,804

Insurance/litigation settlement or reserve income (interest and other income)	(2,352)	(383)	(1,969)	(3)	—	(3)
Insurance/litigation/environmental settlement or reserve expense (other expenses)	(1,293)	1,969	(3,262)	500	18	482
Advocacy contributions (other expenses)	4,081	205	3,876	1,728	5	1,723
Data analytics project (other expenses)	—	4,199	(4,199)	—	1,416	(1,416)
Other	(950)	549	(1,499)	(429)	682	(1,111)
Other miscellaneous items	(514)	6,539	(7,053)	1,796	2,121	(325)

Adjustments from FFO to Normalized FFO	$5,409	$21,244	$(15,835)	$3,739	$(3,060)	$6,799

Note: See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

3rd Quarter 2020 Earnings Release	25

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

This Earnings Release and Supplemental Financial Information includes certain non-GAAP financial measures and other terms that management believes are helpful in understanding our business.  The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other real estate investment trusts (“REIT”) and, accordingly, may not be comparable.  These non-GAAP financial measures should not be considered as an alternative to net earnings or any other measurement of performance computed in accordance with accounting principles generally accepted in the United States (“GAAP”) or as an alternative to cash flows from specific operating, investing or financing activities.  Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity.

Acquisition Capitalization Rate or Cap Rate – NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset.  The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Average Rental Rate – Total Residential rental revenues reflected on a straight-line basis in accordance with GAAP divided by the weighted average occupied apartment units for the reporting period presented.

Bad Debt, Net – Reduction in rental income due to bad debt write-offs and reserves, net of amounts collected on previously written-off or reserved accounts.

Blended Rate – The weighted average of New Lease Change and Renewal Rate Achieved.

Capital Expenditures to Real Estate:

Building Improvements – Includes roof replacement, paving, building mechanical equipment systems, exterior siding and painting, major landscaping, furniture, fixtures and equipment for amenities and common areas, vehicles and office and maintenance equipment.

Renovation Expenditures – Apartment unit renovation costs (primarily kitchens and baths) designed to reposition these units for higher rental levels in their respective markets.

Replacements – Includes appliances, mechanical equipment, fixtures and flooring (including hardwood and carpeting).

Debt Balances:

Commercial Paper Program – The Company may borrow up to a maximum of $1.0 billion under its commercial paper program subject to market conditions.  The notes bear interest at various floating rates.

Revolving Credit Facility – The Company’s $2.5 billion unsecured revolving credit facility matures November 1, 2024.  The interest rate on advances under the facility will generally be LIBOR plus a spread (currently 0.775%), or based on bids received from the lending group, and an annual facility fee (currently 0.125%).  Both the spread and the facility fee are dependent on the Company’s senior unsecured credit rating.  In addition, the Company limits its utilization of the facility in order to maintain liquidity to support its $1.0 billion commercial paper program along with certain other obligations.  The following table presents the availability on the Company’s unsecured revolving credit facility:

September 30, 2020
Unsecured revolving credit facility commitment	$2,500,000

Commercial paper balance outstanding	—

Unsecured revolving credit facility balance outstanding	—

Other restricted amounts	(100,949)

Unsecured revolving credit facility availability	$2,399,051

3rd Quarter 2020 Earnings Release	26

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Debt Covenant Compliance – Our unsecured debt includes certain financial and operating covenants including, among other things, maintenance of certain financial ratios.  These provisions are contained in the indentures applicable to each notes payable or the credit agreement for our line of credit.  The Debt Covenant Compliance ratios that are provided show the Company's compliance with certain covenants governing our public unsecured debt.  These covenants generally reflect our most restrictive financial covenants.  The Company was in compliance with its unsecured debt covenants for all periods presented.

Development Yield – NOI that the Company anticipates receiving in the next 12 months following stabilization less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $50-$150 per apartment unit depending on the type of asset) divided by the Total Budgeted Capital Cost of the asset.  The weighted average Development Yield for development properties is weighted based on the projected NOI streams and the relative Total Budgeted Capital Cost for each respective property.

Disposition Yield – NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sales price of the asset.  The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Earnings Per Share ("EPS") – Net income per share calculated in accordance with GAAP.  Expected EPS is calculated on a basis consistent with actual EPS.  Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

EBITDA for Real Estate and Normalized EBITDA for Real Estate:

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) – The National Association of Real Estate Investment Trusts (“Nareit”) defines EBITDAre (September 2017 White Paper) as net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, impairment write-downs of depreciated operating properties, impairment write-downs of investments in unconsolidated entities caused by a decrease in value of depreciated operating properties within the joint venture and adjustments to reflect the Company’s share of EBITDAre of investments in unconsolidated entities.

The Company believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of the Company’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry, and by excluding gains or losses related to sales or impairment of depreciated operating properties, EBITDAre can help compare the Company’s credit strength between periods or as compared to different companies.

Normalized Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“Normalized EBITDAre”) – Represents net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for non-comparable items.  Normalized EBITDAre, total debt to Normalized EBITDAre and net debt to Normalized EBITDAre are important metrics in evaluating the credit strength of the Company and its ability to service its debt obligations.  The Company believes that Normalized EBITDAre, total debt to Normalized EBITDAre, and net debt to Normalized EBITDAre are useful to investors, creditors and rating agencies because they allow investors to compare the Company’s credit strength to prior reporting periods and to other companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company’s actual credit quality.

Economic Gain (Loss) – Economic Gain (Loss) is calculated as the net gain (loss) on sales of real estate properties in accordance with GAAP, excluding accumulated depreciation.  The Company generally considers Economic Gain (Loss) to be an appropriate supplemental measure to net gain (loss) on sales of real estate properties in accordance with GAAP because it is one indication of the gross value created by the Company's acquisition, development, renovation, management and ultimate sale of a property and because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold property.  The following table presents a reconciliation of net gain (loss) on sales of real estate properties in accordance with GAAP to Economic Gain (Loss):

	Nine Months Ended September 30, 2020	Quarter Ended September 30, 2020

Net Gain (Loss) on Sales of Real Estate Properties	$352,218	$(25)
Accumulated Depreciation Gain	(157,471)	-

Economic Gain (Loss)	$194,747	$(25)

3rd Quarter 2020 Earnings Release	27

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

FFO and Normalized FFO:

Funds From Operations (“FFO”) – Nareit defines FFO (December 2018 White Paper) as net income (computed in accordance with GAAP), excluding gains or losses from sales and impairment write-downs of depreciable real estate and land when connected to the main business of a REIT, impairment write-downs of investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and depreciation and amortization related to real estate. Adjustments for partially owned consolidated and unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Expected FFO per share is calculated on a basis consistent with actual FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses from sales and impairment write-downs of depreciable real estate and excluding depreciation related to real estate (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company’s real estate between periods or as compared to different companies.

Normalized Funds From Operations ("Normalized FFO") – Normalized FFO begins with FFO and excludes:

•	the impact of any expenses relating to non-operating asset impairment;
•	pursuit cost write-offs;
•	gains and losses from early debt extinguishment and preferred share redemptions;
•	gains and losses from non-operating assets; and
•	other miscellaneous items.

Expected Normalized FFO per share is calculated on a basis consistent with actual Normalized FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the Company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results.

FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP.  Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity.  The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with GAAP.  The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests – Operating Partnership".  Subject to certain restrictions, the Noncontrolling Interests – Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

3rd Quarter 2020 Earnings Release	28

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

The following table presents reconciliations of EPS to FFO per share and Normalized FFO per share for Consolidated Statements of Funds From Operations and Normalized Funds From Operations.

	Actual Sept.	Actual Sept.	Actual	Actual
	YTD 2020	YTD 2019	Q3 2020	Q3 2019
	Per Share	Per Share	Per Share	Per Share
EPS – Diluted	$1.77	$1.82	$0.24	$0.71
Depreciation expense	1.59	1.59	0.52	0.54
Net (gain) loss on sales	(0.88)	(0.88)	—	(0.33)
Impairment – operating assets	—	—	—	—

FFO per share – Diluted	2.48	2.53	0.76	0.92

Impairment – non-operating assets	—	—	—	—
Write-off of pursuit costs	0.01	0.01	—	—
Debt extinguishment and preferred share redemption (gains) losses	—	0.03	—	(0.01)
Non-operating asset (gains) losses	—	—	—	—
Other miscellaneous items	—	0.01	0.01	—

Normalized FFO per share – Diluted	$2.49	$2.58	$0.77	$0.91

Lease-Up NOI – Represents NOI for development properties: (i) in various stages of lease-up; and (ii) where lease-up has been completed but the properties were not stabilized (defined as having achieved 90% occupancy for three consecutive months) for all of the current and comparable periods presented.

Leasing Concessions – Reflects upfront discounts on both new move-in and renewal leases on a straight-line basis.

Net Operating Income (“NOI”) – NOI is the Company’s primary financial measure for evaluating each of its apartment properties.  NOI is defined as rental income less direct property operating expenses (including real estate taxes and insurance).  The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment properties.  NOI does not include an allocation of property management expenses either in the current or comparable periods.  Rental income for all leases and operating expense for ground leases (for both same store and non-same store properties) are reflected on a straight-line basis in accordance with GAAP for the current and comparable periods.

The following tables present reconciliations of operating income per the consolidated statements of operations to NOI, along with rental income, operating expenses and NOI per the consolidated statements of operations allocated between same store and non-same store/other results (see Same Store Results):

	Nine Months Ended September 30,		Quarter Ended September 30,
	2020	2019	2020	2019
Operating income	$961,384	$947,232	$182,410	$368,338
Adjustments:
Property management	71,513	72,705	20,196	21,940
General and administrative	37,212	41,127	10,859	11,417
Depreciation	619,003	616,201	200,605	211,478
Net (gain) loss on sales of real estate properties	(352,218)	(269,400)	25	(130,565)
Total NOI	$1,336,894	$1,407,865	$414,095	$482,608
Rental income:
Same store	$1,854,383	$1,900,820	$603,097	$652,330
Non-same store/other	103,887	115,976	19,336	32,790
Total rental income	1,958,270	2,016,796	622,433	685,120
Operating expenses:
Same store	586,707	576,070	203,158	196,863
Non-same store/other	34,669	32,861	5,180	5,649
Total operating expenses	621,376	608,931	208,338	202,512
NOI:
Same store	1,267,676	1,324,750	399,939	455,467
Non-same store/other	69,218	83,115	14,156	27,141
Total NOI	$1,336,894	$1,407,865	$414,095	$482,608

3rd Quarter 2020 Earnings Release	29

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

New Lease Change – The net effective change in rent (inclusive of Leasing Concessions) for a lease with a new or transferring resident compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Non-Residential – Consists of revenues and expenses from retail and public parking garage operations.

Non-Same Store Properties – For annual comparisons, primarily includes all properties acquired during 2019 and 2020, plus any properties in lease-up and not stabilized as of January 1, 2019.

Physical Occupancy – The weighted average occupied apartment units for the reporting period divided by the average of total apartment units available for rent for the reporting period.

Renewal % – Leases renewed expressed as a percentage of total renewal offers extended during the reporting period.

Renewal Rate Achieved – The net effective change in rent (inclusive of Leasing Concessions) for a new lease on an apartment unit where the lease has been renewed as compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Residential – Consists of multifamily apartment revenues and expenses.

Same Store Operating Expenses:

On-site Payroll – Includes payroll and related expenses for on-site personnel including property managers, leasing consultants, and maintenance staff.

Other On-site Operating Expenses – Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

Repairs and Maintenance – Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair and maintenance costs.

Utilities – Represents gross expenses prior to any recoveries under the Resident Utility Billing System (“RUBS”). Recoveries are reflected in rental income.

Same Store Properties – For annual comparisons, primarily includes all properties acquired or completed that are stabilized prior to January 1, 2019, less properties subsequently sold.  Properties are included in Same Store when they are stabilized for all of the current and comparable periods presented.

Same Store Residential Revenues – Revenues from our Same Store Properties presented on a GAAP basis which reflects the impact of Leasing Concessions on a straight-line basis.

Same Store Residential Revenues with Leasing Concessions on a cash basis is considered by the Company to be a supplemental measure to Same Store Residential Revenues in conformity with GAAP to help investors evaluate the impact of both current and historical Leasing Concessions on GAAP-based Same Store Residential Revenues and to more readily enable comparisons to revenue as reported by other companies.  Same Store Residential Revenues with Leasing Concessions on a cash basis reflects the impact of Leasing Concessions used in the period and allows an investor to understand the historical trend in cash Leasing Concessions.

The following table presents reconciliations of Same Store Residential Revenues on a GAAP basis to Same Store Residential Revenues with Leasing Concessions on a cash basis:

3rd Quarter 2020 Earnings Release	30

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

	Quarter over Quarter		Sequential		Year over Year
	Q3 2020	Q3 2019	Q3 2020	Q2 2020	Sept. YTD 2020	Sept. YTD 2019
Same Store Residential Revenues (GAAP Basis)	$597,210	$628,345	$613,726	$630,951	$1,811,101	$1,829,896
Leasing Concessions amortized	3,973	675	4,376	1,666	5,821	2,665
Leasing Concessions granted	(11,585)	(529)	(12,183)	(2,861)	(15,329)	(1,278)
Same Store Residential Revenues with Leasing Concessions on a cash basis	$589,598	$628,491	$605,919	$629,756	$1,801,593	$1,831,283

% change - GAAP revenue	(5.0%)		(2.7%)		(1.0%)

% change - cash revenue	(6.2%)		(3.8%)		(1.6%)

% of Stabilized Budgeted NOI – Represents original budgeted 2020 NOI for stabilized properties and projected annual NOI at stabilization (defined as having achieved 90% occupancy for three consecutive months) for properties that are in lease-up.

Total Budgeted Capital Cost – Estimated remaining cost for projects under development and/or developed plus all capitalized costs incurred to date, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP.

Total Market Capitalization – The aggregate of the market value of the Company’s outstanding common shares, including restricted shares, the market value of the Company’s operating partnership units outstanding, including restricted units (based on the market value of the Company’s common shares) and the outstanding principal balance of debt.  The Company believes this is a useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common shares trade.  However, because this measure of leverage changes with fluctuations in the Company’s share price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable.

Traffic – Consists of an expression of interest in an apartment by completing an in-person tour, self-guided tour or virtual tour that may result in an application to lease.

Transaction Accretion (Dilution) – Represents the spread between the Acquisition Cap Rate and the Disposition Yield.

Turnover – Total Residential move-outs (including inter-property and intra-property transfers) divided by total Residential apartment units.

Unencumbered NOI % – Represents NOI generated by consolidated real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by all of the Company's consolidated real estate assets.

Unlevered Internal Rate of Return (“IRR”) – The Unlevered IRR on sold properties is the compound annual rate of return calculated by the Company based on the timing and amount of: (i) the gross purchase price of the property plus any direct acquisition costs incurred by the Company; (ii) total revenues earned during the Company’s ownership period; (iii) total direct property operating expenses (including real estate taxes and insurance) incurred during the Company’s ownership period; (iv) capital expenditures incurred during the Company’s ownership period; and (v) the gross sales price of the property net of selling costs.

The calculation of the Unlevered IRR does not include an adjustment for the Company’s property management expense, general and administrative expense or interest expense (including loan assumption costs and other loan-related costs).  Therefore, the Unlevered IRR is not a substitute for net income as a measure of our performance.  Management believes that the Unlevered IRR achieved during the period a property is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development, renovation, management and ultimate sale of a property, before the impact of Company overhead.  The Unlevered IRR achieved on the properties as cited in this release should not be viewed as an indication of the gross value created with respect to other properties owned by the Company, and the Company does not represent that it will achieve similar Unlevered IRRs upon the disposition of other properties.  The weighted average Unlevered IRR for sold properties is weighted based on all cash flows over the investment period for each respective property, including net sales proceeds.

Weighted Average Coupons – Contractual interest rate for each debt instrument weighted by principal balances as of September 30, 2020.  In case of debt for which fair value hedges are in place, the rate payable under the corresponding derivatives is used in lieu of the contractual interest rate.

3rd Quarter 2020 Earnings Release	31

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Weighted Average Rates – Interest expense for each debt instrument for the nine months ended September 30, 2020 weighted by its average principal balance for the same period.  Interest expense includes amortization of premiums, discounts and other comprehensive income on debt and related derivative instruments.  In case of debt for which derivatives are in place, the income or expense recognized under the corresponding derivatives is included in the total interest expense for the period.

3rd Quarter 2020 Earnings Release	32